Exhibit 99.1

Polar Power Reports First Quarter 2025 Financial Results

GARDENA, CA – May 16, 2025 – Polar Power, Inc. (“Polar Power” or the “Company”) (NASDAQ: POLA), a global provider of prime, backup, and solar hybrid DC power solutions, reports its financial results for the three months ended March 31, 2025.

Q1 2025 Financial Highlights

●	Net sales were $1.7 million, compared to $1.7 million in the same period last year
●	Gross profit increased to $320,000, or 18.6% of sales, representing an improvement of 180% from a gross loss of $402,000, or (22.6)% of sales, in the same period last year
●	Operating expenses declined 10% to $1.4 million, compared to $1.5 million in the same period last year
●	Net loss declined $877,000 to $1.2 million, or $(0.50) per basic and diluted share, representing an improvement of 41% from a net loss of $2.1 million, or $(0.85) per basic and diluted share in the same period last year
●	Cash used in operating activities was $584,000, compared to $989,000 in the same period last year

Arthur Sams, Chairman and CEO of Polar Power, commented, “We continue to improve our operational efficiency and increase sales in aftermarket parts and service, which provide higher margins, as we expand our customer base. During the first quarter, we received orders and shipped products to first time customers who are in process of evaluating and integrating our products into their operations. Our focus on addressing aftermarket parts and service on a large equipment fleet has resulted in sales of aftermarket parts and services representing 28% of our total net sales in the first quarter of 2025. During this quarter, we jointly worked with our telecom customer to implement monitoring equipment on legacy units to report performance and maintenance data, which we believe improves product uptime and longevity. We plan to jointly implement this remote monitoring system on over five thousand legacy units during the next twelve months, which we expect to generate additional aftermarket parts and service revenue. During the first quarter of 2025, sales to our telecom customers represented 82% of total net sales, compared to 71% in the same period in 2024. Sales to international markets represented 18% of total net sales in the first quarter of 2025, compared to 6% in the same period in 2024. Sales to military customers represented 17% of total net sales in the first quarter of 2025, compared to 26% in the same period in 2024.”

“We have seen a steady decline in excess inventory at our largest customer which was reflected by higher bookings towards the end of the first quarter. During the first quarter, we have seen benefits of implementation of companywide ERP systems which helped streamlined manufacturing operations, thereby improving our labor efficiencies and manufacturing lead times. During the forty years of our business, we have significant installed base of our equipment in the field, which are still being used by second or third-tier users. We are contacting these users to promote product upgrades, repairs or new equipment sales opportunities. Currently, we have approximately $13 million of raw materials in inventory which helps reduce our cash burn for the rest of the year. We have also made substantial improvements to our manufacturing capacity in recent years, giving us the potential to produce products of more than $50 million in revenue per year, assuming sufficient bookings are in place,” concluded Mr. Sams.

Polar Power, Inc.

Polar Power (NASDAQ: POLA) is pioneering technological changes that radically change the production, consumption, and environmental impact of power generation and is a provider of DC advanced power and cooling systems, pioneering innovations across diverse industrial applications. Its product portfolio, known for innovation, durability, and efficiency, presently includes standard products for telecom, military, renewable energy, marine, automotive, residential, commercial, oil field and mining applications. Polar Power’s systems can be configured to operate on any energy source including photovoltaics, diesel, LPG (propane and butane), and renewable fuels.

Polar Power’s telecom power solutions offer significant cost savings with installation, permitting, site leases, and operation. Its military solutions provide compact, lightweight, fuel efficient, reliable power solutions for robotics, drone, communications, hybrid propulsion, and other applications. Its mobile rapid battery charging technology enables on-demand roadside charging for electric vehicles. Its combined heat and power (CHP) residential systems offer innovative vehicle charging and integrated home power systems via natural gas or propane feedstocks, optimizing performance and system costs. Polar Power’s micro / nano grid solutions provide lower cost energy in “bad-grid or no-grid” environments. Its commitment to technological advancement extends to hybrid propulsion systems for marine and specialty vehicles, ensuring efficiency, comfort, reliability, and cost savings.

For more information, please visit www.polarpower.com. or follow Polar Power on www.linkedin.com/company/polar-power-inc/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s expectations to see higher sales due to reductions in inventory at our largest customer; that implementation of remote monitoring will lead to higher after market service sales; that the Company will be successful in increasing sales of aftermarket parts with second and third-tier users; or that it’s improvements in it’s manufacturing capacity will produce in excess of $50 million in revenue per year in the future are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for its; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; the impact of inflation and changing prices on raw materials; supply chain constraints causing significant delays in sourcing raw materials; labor shortages as a result of the pandemic, low unemployment rates, or other factors limiting the availability of qualified workers; and other events, factors and risks. The Company undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Polar Power’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Polar Power’s reports filed with the Securities and Exchange Commission.

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$68	$498
Accounts receivable	1,687	2,153
Inventories	13,134	12,893
Prepaid expenses	74	53
Total current assets	14,963	15,597

Other assets:
Operating lease right-of-use assets	1,343	1,645
Property and equipment, net	178	196
Deposits	108	108

Total assets	$16,592	$17,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$709	$408
Customer deposits	758	607
Accrued liabilities and other current liabilities	1,117	1,100
Line of credit	4,788	4,797
Notes payable-related party	429	266
Current portion of operating lease liabilities	1,339	1,382
Total current liabilities	9,140	8,560

Operating lease liabilities, net of current portion	197	474

Total liabilities	9,337	9,034

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 2,514,029 shares issued and 2,511,532 shares outstanding on March 31, 2025, and 2,511,350 shares issued and 2,508,853 shares outstanding on December 31, 2024	—	2
Additional paid-in capital	38,896	38,886
Accumulated deficit	(31,601)	(30,336)
Treasury Stock, at cost (2,497 shares)	(40)	(40)
Total stockholders’ equity	7,255	8,512

Total liabilities and stockholders’ equity	$16,592	$17,546

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Net Sales	$1,723	$1,775
Cost of Sales	1,403	2,177
Gross profit (loss)	320	(402)

Operating Expenses
Sales and marketing	260	231
Research and development	160	220
General and administrative	1,001	1,126
Total operating expenses	1,421	1,577

Loss from operations	(1,101)	(1,979)

Other income (expenses)
Interest expense and finance costs	(164)	(163)
Total other income (expenses), net	(164)	(163)

Net loss	$(1,265)	$(2,142)

Net loss per share – basic and diluted	$(0.50)	$(0.85)
Weighted average shares outstanding, basic and diluted	2,510,669	2,508,802

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,265)	$(2,142)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17	66
Changes in operating assets and liabilities
Accounts receivable	466	394
Inventories	(241)	301
Prepaid expenses	(21)	11
Operating lease right-of-use asset	302	288
Accounts payable	309	(568)
Customer deposits	151	927
Accrued expenses and other current liabilities	17	(20)
Operating lease liabilities	(319)	(246)
Net cash used in operating activities	(584)	(989)

Cash flows from financing activities:
Proceeds from advances from credit facility	—	676
Proceeds from notes payable-related party	163	—
Repayment of advances from credit facility	(9)	—
Repayment of notes payable	—	(24)
Net cash provided by financing activities	154	652

Decrease in cash and cash equivalents	(430)	(337)
Cash and cash equivalents, beginning of period	498	549
Cash and cash equivalents, end of period	$68	$212

Supplemental Cash Flow Information:
Interest paid	$188	$202
Taxes Paid	$—	$—
Supplemental non-cash investing and financing activities:
Issuance of common stock to director for accrued fees	$8	$—